Exhibit 3.1.4

CELSION CORPORATION

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Celsion Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.           The name of the Corporation is Celsion Corporation.

2.           Pursuant to Section 242 of the DGCL, on March 18, 2009, the Board of Directors of the Corporation adopted by written consent, a resolution setting forth the proposed amendment, as set forth below, of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), declared the amendment advisable and directed that such proposed amendment be submitted for consideration and action thereon by the stockholders of the Corporation at the 2009 annual meeting of stockholders called pursuant to notice given in accordance with Section 222 of the DGCL:

The first sentence of the first paragraph of Article FOURTH of the Certificate of Incorporation shall be deleted in its entirety and the following shall be substituted in lieu thereof:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 75,100,000 shares, consisting of (i) 75,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 100,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

3.           Pursuant to Section 242 of the DGCL, the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote on the matter, voted in favor of, approved and adopted the foregoing proposed amendment of the Certificate of Incorporation at the 2009 annual meeting of stockholders duly convened and held on May 15, 2009.

4.           The foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

-Signatures appear on following page-

The Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by its President and attested to by its Secretary, who declare, affirm, acknowledge and certify, under the penalties of perjury, that this is their free act and deed and that the facts stated herein are true as of the 21st day of May, 2009.

ATTEST:                                                                        CELSION CORPORATION,
                     a Delaware corporation

/s/ Sean Moran            By:   /s/ Micheal H. Tardugno
Sean Moran                                                                             Michael H. Tardugno
Secretary                                                                                  President & CEO